Exhibit 10.16

NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENT

Upon appointment or election to the Board of Directors, each non-employee director who is not affiliated with Warburg, Pincus Ventures, L.P. (“Warburg”), our largest stockholder, receives options to purchase 20,000 shares of our common stock under the terms of one of our equity incentive plans then in effect with an exercise price equal to the fair market value of our common stock on the date of the grant. Such options to purchase shares of our common stock vest 20% on the date of grant and 20% on each anniversary of the date of grant.

Each non-employee director who is not affiliated with Warburg selects to receive either (i) annual director fees of $24,000 payable in quarterly installments of $6,000 or (ii) an option to purchase shares of our common stock, granted on or about the date of each annual meeting of stockholders, equivalent to a payment of $24,000 using the Black-Scholes option pricing model as of the date of the grant. Such options are awarded under the terms of one of our equity incentive plans then in effect with an exercise price equal to the fair market value of our common stock on the date of the grant. Such options to purchase shares of our common stock vest 100% on the date of the grant.

Each non-employee director that is not affiliated with Warburg receives a meeting fee of $500.00. In addition, each non-employee director who also serves as a committee chairman receives an additional $500.00 for each committee meeting held outside a regular meeting of the Board of Directors. No compensation is paid for executing a unanimous consent of directors.

Warburg receives one allocation of each of the aforementioned option grants and one allocation of meeting fees for the ultimate benefit of Warburg.

Non-employee directors are reimbursed for out-of-pocket expenses incurred to attend Board of Directors and committee meetings.